EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES DECEMBER CASH DISTRIBUTION

Dallas, Texas, December 18, 2009 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.107120 per unit, payable on January 15, 2010, to unitholders of record on December 31, 2009. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in October.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf

Current Month Distribution	2,166,000	70,000	$3.94

Prior Month Distribution	2,142,000	71,000	$3.00

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that one well is currently being drilled on the underlying properties and that it has deducted budgeted development costs of $500,000, production expense of $1,627,000 and overhead of $911,000 in determining the royalty payment to the Trust for the current month.

Other

XTO Energy has advised the trustee that increased gas prices led to the partial recovery of excess costs on properties underlying the Kansas net profits interests.  However, there were not enough proceeds from properties underlying the Kansas net profits interests to be included in the month’s distribution.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

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Contacts:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877-228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy Inc. 817-870-2800

Statements made in this press release, including those related to future realized gas prices and recovery of excess costs, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties which are detailed in Part I, Item 1A of the trust’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference as though fully set forth herein.  Although XTO Energy and the trustee believe that the expectations reflected in such forward-looking statements are reasonable, neither XTO Energy nor the trustee can give any assurance that such expectations will prove to be correct.